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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2003

Click Commerce, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0001107050	36-4088644
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive, Suite 4900
Chicago, Illinois 60601
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (312) 482-9006

N/A
(Former name or former address, if changed since last report)

Item 5.    Other Events.

        On May 1, 2003, Click Commerce, Inc. (the "Company") issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that its Board of Directors had declared a special cash dividend in the amount of $2.50 per share of the Company's common stock ("Special Dividend"). The Special Dividend will be payable on June 4, 2003 to stockholders of record as of May 20, 2003. For Federal income tax purposes, the Company expects the Special Dividend to be treated as a "return of capital." As a return of capital, the Special Dividend would be either wholly tax-free or taxable in part as capital gain, depending on each stockholder's tax basis in the Company's common stock.

        The Company reported that its Board of Directors had ended its consideration of the acquisition proposal previously submitted by Insight Venture Management, LLC.

        The Company also announced the execution of employment agreements with Michael W. Ferro, Jr., Chairman and Chief Executive Officer of the Company, and Justin C. Dearborn, Vice President—Human Resources and Corporate Legal Affairs. Mr. Ferro's employment agreement replaced his prior agreement, which had reached the end of its initial three year term on December 31, 2002. Mr. Ferro, who has never received stock options from the Company, will receive a grant of stock options to purchase an aggregate of 400,000 shares of the Company's common stock under the new employment agreement. The option grant will not take effect until after payment of the Special Dividend. A copy of the employment agreements for Messrs. Ferro and Dearborn are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 7.    Financial Statements and Exhibits.

  (c)
  Exhibits

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated as of January 1, 2003 between Michael W. Ferro, Jr. and Click Commerce, Inc.
10.2	Employment Agreement, dated as of November 18, 2002 between Justin C. Dearborn and Click Commerce, Inc.
99.1	Press Release, dated May 1, 2003

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLICK COMMERCE, INC.
	By:	/s/ Michael W. Nelson Michael W. Nelson Vice President, Chief Financial Officer and Treasurer
Date: May 2, 2003

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURE